STATE OF NEVADA

BARBARA K. CEGAVSKE
Secretary of State

KIMBERLEY PERONDI
Deputy Secretary
for Commercial Recordings

OFFICE OF THE
SECRETARY OF STATE

Commercial Recordings Division
202 N. Carson Street
Carson City, NV 89701-4201
Telephone (775) 684-5708
Fax (775) 684-7138

Certified Copy

June 7, 2017

Job Number: C20170607-2408
Reference Number: 00010658187-96
Expedite:
Through Date:

The undersigned filing officer hereby certifies that the attached copies are true and exact copies of all requested statements and related subsequent documentation filed with the Secretary of State's Office, Commercial Recordings Division listed on the attached report.

Document Number(s)	Description	Number of Pages
20170248377-51	Articles of Incorporation	32 Pages/1 Copies

Respectfully,

Barbara K. Cegavske
Secretary of State

Certified By: Tracy Gillespie
Certificate Number: C20170607-2408
You may verify this certificate
online at **http://www.nvsos.gov/**

040105

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Articles of Incorporation
(PURSUANT TO NRS CHAPTER 78)

Filed in the office of	Document Number
Barbara K. Cegavske	20170248377-51
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time: 06/07/2017 12:35 PM
	Entity Number: E0272382017-5

USE BLACK INK ONLY - DO NOT HIGHLIGHT — ABOVE SPACE IS FOR OFFICE USE ONLY

1. Name of Corporation: Contact Gold Corp.

2. Registered Agent for Service of Process: (check only one box)

[X] Commercial Registered Agent: Registered Agent Solutions, Inc.
Name

[ ] Noncommercial Registered Agent (name and address below) **OR** [ ] Office or Position with Entity (name and address below)

Name of Noncommercial Registered Agent OR Name of Title of Office or Other Position with Entity

Street Address | City | Nevada | Zip Code

Mailing Address (if different from street address) | City | Nevada | Zip Code

3. Authorized Stock: (number of shares corporation is authorized to issue)

Number of shares with par value: 15,000,000 preferred at par value $1.00; 500,000,00 common — Par value per share: $ 0.001 — Number of shares without par value: 0

4. Names and Addresses of the Board of Directors/Trustees: (each Director/Trustee must be a natural person at least 18 years of age; attach additional page if more than two directors/trustees)

1) Matthew Lennox-King
Name
Suite 2200, 885 West Georgia Street | Vancouver | BC | V6C 3E8
Street Address | City | State | Zip Code

2) Andrew Farncomb
Name
Suite 2200, 885 Georgia Street | Vancouver | BC | V6C 3E8
Street Address | City | State | Zip Code

5. Purpose: (optional; required only if Benefit Corporation status selected)

The purpose of the corporation shall be:
to transact all lawful business for which corporations may be incorporated

6. Benefit Corporation: (see instructions) [ ] Yes

7. Name, Address and Signature of Incorporator: (attach additional page if more than one incorporator)

I declare, to the best of my knowledge under penalty of perjury, that the information contained herein is correct and acknowledge that pursuant to NRS 239.330, it is a category C felony to knowingly offer any false or forged instrument for filing in the Office of the Secretary of State.

Tiffanie Pearson — X /s/ Tiffanie Pearson
Name — Incorporator Signature

701 Fifth Avenue, Suite 6100 | Seattle | WA | 98104
Address | City | State | Zip Code

8. Certificate of Acceptance of Appointment of Registered Agent:

I hereby accept appointment as Registered Agent for the above named Entity.

X /s/ Debbie Payne — June 7, 2017
Authorized Signature of Registered Agent or On Behalf of Registered Agent Entity — Date

This form must be accompanied by appropriate fees.

ARTICLES OF INCORPORATION

OF

CONTACT GOLD CORP.

The undersigned, acting as the incorporator of a corporation under the Nevada Revised Statutes, Chapter 78, as amended (the "***NRS***"), hereby adopts the following Articles of Incorporation for such corporation:

ARTICLE I

NAME OF CORPORATION

The name of the Corporation is **Contact Gold Corp.** (the "***Corporation***").

ARTICLE II

REGISTERED AGENT FOR SERVICE OF PROCESS

The Corporation's registered agent is:

Registered Agent Solutions, Inc.
4625 W. Nevso Drive, Suite 2
Las Vegas, NV 89103

ARTICLE III

AUTHORIZED STOCK

The total number of shares that the Corporation is authorized to issue is Five Hundred Fifteen Million (515,000,000) consisting of (i) Five Hundred Million (500,000,000) shares of common stock, par value $0.001 per share (the "***Common Shares***"), and (ii) Fifteen Million (15,000,000) Class A shares of preferred stock, par value $1.00 per share (the "***Preferred Shares***"). The holders of Common Shares and Preferred Shares shall have the rights and preferences as set forth in Article VI.

ARTICLE IV

NAMES AND ADDRESSES OF THE BOARD OF DIRECTORS

Subject to any additional vote required by these Articles of Incorporation, the number of directors of the Corporation shall be determined in the manner set forth in the bylaws of the Corporation. Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

The initial Board of Directors of the Corporation includes the following individuals:

Matthew Lennox-King
Andrew Farncomb
John Dorward
George Salamis
Mark Wellings

The address of the Board of Directors is:

Suite 2200 HSBC Building
885 West Georgia Street
Vancouver, BC V6C 3E8

ARTICLE V

PURPOSE & GENERAL POWERS

The Corporation is organized for the purpose of transacting all lawful business for which corporations may be incorporated pursuant to the NRS.

Except as restricted by these Articles of Incorporation, the Corporation shall have and may exercise all powers and rights which a corporation may exercise legally pursuant to the NRS.

ARTICLE VI

RIGHTS AND PREFERENCES

The rights and preferences of holders of Common Shares and Preferred Shares are as set forth below:

A. COMMON SHARES

1. General. The Common Shares shall be subject to the express terms of the Preferred Shares. Each share of the Common Shares shall be equal to each other share of the Common Shares. The holders of shares of the Common Shares shall be entitled to one vote for each such share upon all questions presented to the shareholders.

2. Voting Rights. The holders of shares of the Common Shares shall be entitled to one vote for each such share upon all questions presented to the shareholders. Except as may be provided in these Articles of Incorporation or as may be required by applicable law, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes. At each election for directors, every shareholder entitled to vote at such election shall have the right to vote, in person or by proxy, the number of shares owned by him for as many persons as there are directors to be elected and for whose election he has a right to vote. It is expressly prohibited for any shareholder to cumulate his votes in any election of directors.

3. Participation on Liquidation, Dissolution or Winding-Up. Subject to this Article VI, Section B(8), the holders of Common Shares shall participate in the remaining assets of the Corporation legally available for distribution, on a pro rata basis.

B. PREFERRED SHARES

1. General and Defined Terms. The board of directors is hereby expressly granted the authority to issue the Preferred Shares from time to time. The following terms shall have the meanings with respect to the Preferred Shares (as described below). Unless otherwise indicated, references to "Sections" or "Subsections" in this Part B of this Article VI refer to sections and subsections of Part B of this Article VI. The rights, privileges, restrictions and conditions attaching to the Preferred Shares follow the Defined Terms.

(a) **"363 Order"** means the Order of the United States Bankruptcy Court for the District of Delaware, Case No. 15-10503-MFW, in respect of Allied Nevada Gold Corp., et al. dated June 18, 2015 approving the sale of certain assets, as more particularly set forth therein, and including the asset purchase agreement dated as of April 27, 2015 attached thereto and all schedules, appendixes, exhibits and attachments thereto;

(b) **"Act"** means the Nevada Revised Statutes applicable to Nevada corporations, Title 7, Chapter 78;

(c) **"affiliate"** of any Person means, at the time such determination is being made, any other Person controlling, controlled by or under common control with such first Person, in each case, whether directly or indirectly;

(d) **"Affiliate Transaction"** has the meaning set forth in Article VI, Section B(10)(j);

(e) **"associate"** means, in respect of a relationship with a Person:

i. a body corporate of which that Person beneficially owns or controls, directly or indirectly, shares or securities currently convertible into shares carrying more than ten per cent of the voting rights under all circumstances or by reason of the occurrence of an event that has occurred and is continuing, or a currently exercisable option or right to purchase such shares or such convertible securities;

ii. a partner of that Person acting on behalf of the partnership of which they are partners;

iii. trust or estate or succession in which that Person has a substantial beneficial interest or in respect of which that Person serves as a trustee or liquidator of the succession or in a similar capacity;

iv. a spouse of that Person or an individual who is cohabiting with that Person in a conjugal relationship, having so cohabited for a period of at least one year;

v. a child of that Person or of the spouse or individual referred to in paragraph (iv);

vi. a relative of that person or of the spouse or individual referred to in paragraph (iv), if that relative has the same residence as that person; and

vii. any other Person with which such Person is not dealing with at arm's length or on arm's length terms;

(f) **"applicable laws"** means applicable laws (including common law), including international, national, provincial, state, municipal and local laws, treaties, statutes, ordinances, judgments, decrees, injunctions, writs, certificates and orders, by-laws, rules, regulations, ordinances, or other requirements of any Regulatory Authority having the force of law;

(g) **"Board"** means the Board of Directors of the Corporation;

(h) **"Business Day"** means any day, other than a Saturday or Sunday, on which chartered banks in Toronto, Ontario and Reno, Nevada are open for commercial banking business during normal banking hours;

(i) **"Capital Lease Obligations"** means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be classified and accounted for as a financing lease or capitalized lease obligations on a balance sheet in accordance with GAAP, but excludes any lease obligations in respect of office premises or similar facilities;

(j) **"Carlin Trend Properties"** means the Cobb Creek, Dixie Flats, Dry Hills, Golden Cloud, Hot Creek, North Dark Star, Pony Creek, Rock Creek, Rock Horse, Santa Renia, Sno, Woodruff and Wilson Peak properties owned by Clover Nevada II LLC;

(k) **"Change of Control Redemption Amount"** means: (i) if the Change of Control Transaction occurs on or prior to the second anniversary of the issuance of the Preferred Shares, an amount per Preferred Share equal to the sum of 120% of the Face Value together with any unpaid Cumulative Dividends; (ii) if the Change of Control Transaction occurs after the second anniversary of the issuance of the Preferred Shares but on or prior to the fourth anniversary of the issuance of the Preferred Shares, an amount per Preferred Share equal to the sum of 115% of the Face Value together with any unpaid Cumulative Dividends; or (iii) if the Change of Control Transaction occurs after the fourth anniversary of the issuance of the Preferred Shares, an amount per Preferred Share equal to the sum of the Face Value together with any unpaid Cumulative Dividends, provided, in each case, that the Change of Control Redemption Amount shall not be payable in the event of a Change of

Control Transaction that is completed with the Investor or an affiliate of the Investor;

(l) **"Change of Control Transaction"** means a merger, amalgamation, reorganization, business combination, tender offer, exchange offer, take-over bid, statutory arrangement or analogous transaction involving the Corporation or its securities resulting in a change of control of the Corporation or a sale, transfer, lease, exchange or other disposition of all or substantially all of its assets;

(m) "**Closing**" has the meaning given to that term in the Securities Exchange Agreement;

(n) **"Commodity Hedging Contracts"** means any transaction, arrangement or agreement entered into between a Person and a counterparty on a case by case basis, including any futures contract, a commodity option, swap, forward sale or otherwise, the purpose of which is to mitigate, manage or eliminate its exposure to fluctuations in commodity prices, transportation or basis costs or differentials or other similar financial factors, including contracts settled by physical delivery of the commodity not settled within 60 days of the date of any such contract;

(o) **"Common Shares"** means the common shares in the capital stock of the Corporation;

(p) **"control"** means, in respect of:

i. a corporation, the ability of a Person or group of Persons acting in concert to influence the manner in which the business of such corporation is carried on, whether as a result of ownership of sufficient voting shares of such corporation to entitle that Person or group of Persons to elect a majority of the directors of such corporation or by contract or otherwise; or

ii. a partnership, trust, syndicate or other entity, actual power or authority to manage and direct the affairs of, or ownership of more than fifty percent (50%) of the transferable beneficial interests in, such entity,

and the term "***controlled***" has a corresponding meaning;

(q) **"Conversion Cap"** means, with respect to any conversion of Preferred Shares held by the Investor, such number of Preferred Shares such that, immediately following the conversion thereof, the aggregate number of Common Shares beneficially owned by the Investor and its affiliates shall not exceed 49% of the aggregate number of Common Shares issued and outstanding immediately following such conversion;

(r) **"Conversion Date"** has the meaning set forth in Article VI, Section B(5)(a);

(s) **"Conversion Notice"** has the meaning set forth in Article VI, Section B(5)(a);

(t) **"Conversion Price"** means, initially CDN$1.35 per Preferred Share, subject to adjustment from time to time as set forth in Article VI, Section B(9) and converted into U.S. dollars from time to time at the Bank of Canada daily noon rate (or if such daily noon rate is no longer published by the Bank of Canada or such other rate as is published by the Bank of Canada) as of the Business Day immediately preceding the date of any conversion of Preferred Shares

(u) **"Conversion Right"** has the meaning set forth in Article VI, Section B(5)(a);

(v) **"Cumulative Dividends"** has the meaning set forth in Article VI, Section B(2);

(w) **"Currency Agreement"** means any financial arrangement entered into between a Person and a counterparty on a case by case basis in connection with a foreign exchange futures contract, currency swap agreement, currency option or currency exchange or other similar currency related transactions, the purpose of which is to mitigate or eliminate its exposure to fluctuations in exchange rates or currency values;

(x) **"Current Market Price"** of the Common Shares at any date means the weighted average of the trading price per Common Shares for such Common Shares for each day there was a closing price for the 20 consecutive Trading Days ending on the day immediately before such date on the Exchange or if on such date the Common Shares are not listed on any Exchange, then current market price shall be as determined by the directors, provided that if: (i) the directors cannot agree on such price, the Corporation shall send the holders of Preferred Shares notice thereof, or (ii) if a holder of Preferred Shares objects to such determination and provides written notice to the Corporation of such objection within five Business Days of receipt from the Corporation of such determination, and, if the Corporation and the such holder are unable to agree on such price within five Business Days of receipt, as the case may be, by such holder of the notice in (i) above or by the Corporation of the objection notice in (ii) above, such price shall be determined by an independent third party valuator mutually agreeable to such holder and the Corporation within 30 days of its appointment, or if an independent third party valuator cannot be agreed upon within such five Business Day period, as valuators appointed by each of the Corporation and such holder may agree, the determination thereof to be final and binding upon, and the expenses of which shall be borne equally by, such holder and the Corporation;

(y) **"Divesting Notice"** has the meaning set forth in Article VI, Section B(10)(m);

(z) **"Divesting Notice Response Period"** has the meaning set forth in Article VI, Section B(10)(l);

(aa) **"Environmental Laws"** means all applicable laws, imposing obligations, responsibilities, liabilities or standards of conduct for or relating to: (i) the regulation or control of pollution, contamination, activities, materials, substances or wastes in connection with or for the protection of human health or safety, the environment or natural resources (including climate, air, surface water, groundwater, wetlands, land surface, subsurface strata, wildlife, aquatic species and vegetation); or (ii) the use, generation, disposal, treatment, processing, recycling, handling, transport, distribution, destruction, transfer, import, export or sale of Hazardous Substances;

(bb) **"Environmental Permits"** means all Permits or program participation requirements with or from any Governmental Authority under any Environmental Laws;

(cc) **"Exchange"** means the primary stock exchange or quotation service, if any, as the Common Shares may be listed or quoted on, as applicable, from time to time;

(dd) **"Exempt Issuance"** means the issuance by the Corporation of Common Shares or Subject Securities: (a) in connection with or pursuant to any merger, amalgamation, business combination, tender offer, exchange offer, take-over bid, arrangement, asset purchase or other acquisition of assets or shares of a third party; (b) upon the exercise, redemption, conversion or exchange of any Subject Securities for Common Shares; (c) pursuant to employee, advisor, director or advisory board security-based compensation arrangements, including stock option plans; (d) as a result of the consolidation or subdivision of any securities of the Corporation or its subsidiaries; (e) as special distributions, stock dividends or payments in kind or similar dividends or distributions; and (f) to the Investor or any of its affiliates;

(ee) **"Face Value"** means an amount equal to US$1.00 per Preferred Share;

(ff) **"Financial Statements"** has the meaning set forth in Article VI, Section B(10)(b)iii;

(gg) **"Financings"** means financings of the Corporation, Carlin Opportunities Inc. or a subsidiary of either of the foregoing by way of one or more private placements of subscription receipts or equity for net proceeds of at least CDN$20 million completed in connection with the Securities Exchange Agreement;

(hh) **"Founders"** means, collectively, Matthew Lennox-King, Andrew Farncomb, John Dorward, George Salamis, and Mark Wellings;

(ii) **"GAAP"** means generally accepted accounting principles as adopted by the Financial Accounting Standards Board in the United States;

(jj) **"Governmental Authority"** means any (i) multinational, federal, provincial, state, regional, municipal, local, governmental or public department, ministry,

central bank, court, tribunal, arbitral body, commission, council, agency board or bureau, domestic or foreign, (ii) any quasi-governmental body exercising any regulatory, administrative, expropriation or Tax Authority under or for the account of any of the foregoing, (iii) any judiciary or quasi-judiciary tribunal, court, mediator or body, (iv) any stock exchange, or (v) any self-regulatory organization;

(kk) **"Hazardous Substance"** means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous or deleterious substance, waste or material, including hydrogen sulphide, arsenic, cadmium, copper, lead, mercury, petroleum, polychlorinated biphenyls, asbestos and urea-formaldehyde insulation, and any other material, substance, pollutant or contaminant regulated or defined pursuant to, or that could result in liability under, any Environmental Law;

(ll) **"Hedging Obligations"** means, with respect to any specified Person, all obligations of such Person under all Currency Agreements, all Interest Rate Agreements and all Commodity Hedging Contracts, with the amount of such obligations being equal to the net amount payable if such obligations were terminated at that time due to default by such Person (after giving effect to any contractually permitted set-off);

(mm) **"Incentive Plans"** has the meaning set forth in Article VI, Section B(10)(l);

(nn) **"Indebtedness"** means, with respect to any Person, whether or not contingent:

i. all indebtedness of such Person in respect of borrowed money or advances;

ii. all obligations of such Person evidenced by bonds, notes, debentures or similar instruments or letters of credit, letters of guarantee or tender cheques (or reimbursement agreements in respect thereof);

iii. all obligations of such Person in respect of banker's acceptances;

iv. all Capital Lease Obligations of such Person;

v. all obligations of such Person representing the balance deferred and unpaid of the purchase price of any Property that would be included on a balance sheet as a liability in accordance with GAAP, except any balance that constitutes an accrued expense or trade payable;

vi. all net obligations of such Person under Hedging Obligations;

vii. all conditional sale obligations of such Person and all obligations of such Person under title retention agreements, but excluding a title retention agreement to the extent it constitutes an operating lease under GAAP;

viii. all obligations of such Person under an agreement or arrangement that in substance provides financing pursuant to the factoring of accounts receivable;

ix. all indebtedness secured by any Lien on Property owned or acquired by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not the obligations secured thereby have been assumed;

x. obligations and amounts owing, whether or not a demand for payment or repayment has been made thereunder, under streaming arrangements or similar transactions or agreements (whether or not classified as indebtedness of the Corporation under GAAP); and

xi. all contingent obligations of such Person in respect of Indebtedness or obligations of others of the kinds referred to in clauses (i) to (x) above;

(oo) **"Interest Rate Agreement"** means any financial arrangement entered into between a Person and a counterparty on a case by case basis in connection with interest rate swap transactions, interest rate options, cap transactions, floor transactions, collar transactions and other similar interest rate related transactions, the purpose of which is to mitigate or eliminate its exposure to fluctuations in interest rates;

(pp) **"Investor"** means Waterton Precious Metals Fund II Cayman, LP;

(qq) **"Lien"** means any pledge, lien (statutory or otherwise), charge, security interest, sublicense (in respect of real property), sublease (in respect of real property), title retention agreement, option, privilege, right of first refusal or first offer, royalty, interest in the production or profits from any asset, back-in rights, earn-in rights, mortgage, hypothec, or other similar interest or instrument charging, or creating a security interest in, or against title, easement, servitude or right-of-way (registered or unregistered) which affects the assets of a Person and any agreement, option, right or privilege (whether by law, contract or otherwise) capable of becoming any of the foregoing;

(rr) **"Liquidation Event"** means any of the liquidation, dissolution or winding-up of the Corporation or other distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs or any steps taken by the Corporation in furtherance of any of the foregoing;

(ss) **"Liquidation Value"** means an amount in cash per Preferred Share equal to the sum of 120% of the Face Value together with any unpaid Cumulative Dividends, whether or not declared, which shall have accrued thereon and

which, for such purpose, shall be treated as accruing up to the date of the Liquidation Event;

(tt) **"Maturity Date"** means the date which is five years from the issuance date of the Preferred Shares;

(uu) **"Mineral Rights"** means each of the Carlin Trend Properties and any other interest of the Corporation or its subsidiaries in real property, patented claims, unpatented mining claims or mineral exploration rights;

(vv) **"Permit"** means any license, permit, certificate, consent, order, grant, approval, agreement, classification, restriction, registration or other authorization of, from or required by any Governmental Authority;

(ww) **"Permitted Businesses"** means directly or indirectly holding mineral rights, mineral exploration or development properties and related and necessarily incidental assets, engaging in the exploration and development of mineral exploration or development properties, and all activities necessarily incidental thereto;

(xx) **"Permitted Indebtedness"** means

i. unsecured trade payables and accrued liabilities incurred in the ordinary course of business and payable in accordance with customary practice, subject to a maximum amount of US$2,000,000 calculated on a 360 day rolling basis;

ii. Indebtedness, but only to the extent that such Indebtedness is not secured by a Lien or other security interest of any kind whatsoever on or over any of the Property of the Corporation other than Permitted Liens, in the aggregate not exceeding US$2,000,000;

iii. Indebtedness in respect of Purchase Money Security Interests and Capital Lease Obligations, in the aggregate not exceeding US$500,000;

iv. unsecured intercompany Indebtedness;

v. accrued dividends on the Preferred Shares; and

vi. environmental rehabilitation obligations, including letters of credit secured by third parties to satisfy bonding requirements of any Governmental Authority related to the Carlin Trend Properties, in the aggregate not exceeding US$2,000,000;

(yy) **"Permitted Lien"** means

i. Liens for Taxes, assessments and governmental charges that are due but are being contested in good faith and diligently by appropriate proceedings

and in respect of which adequate provision for the related monetary obligation has been made in the Financial Statements;

ii. in respect of real property, servitudes, easements, restrictions, rights-of-way and other similar rights or any interest therein, provided the same are not of such nature as to materially adversely affect the use or value of the real property subject thereto;

iii. in respect of real property, the reservations in any original grants from the applicable Governmental Authority of any real property or interest therein which do not materially affect the use or value of the real property subject thereto;

iv. inchoate liens claimed or held by any Governmental Authority or a public utility in respect of the payment of Taxes or utilities not yet due and payable;

v. Liens for any judgment rendered, or claim filed, against the Corporation or any of its subsidiaries which is being contested in good faith by appropriate proceedings, provided that the amounts any single judgment or claim does not exceed US$500,000 and the amounts of all Liens permitted under this paragraph (v) do not exceed US$1,000,000 in the aggregate;

vi. Liens on the Property of a Person existing at the time such Person is acquired by or amalgamated or merged with or into or consolidated with the Corporation or any of its subsidiaries, provided that such Liens were in existence prior to, and were not created in contemplation of, such amalgamation, merger or consolidation and do not extend to any Property other than those of the Person acquired by or amalgamated or merged with or into or consolidated with the Corporation or any of its subsidiaries;

vii. Liens incurred or deposits made to secure the performance of or otherwise in connection with statutory obligations, environmental reclamation obligations, government contracts, utility contracts, surety or appeal bonds, performance or return-of-money bonds or other obligations of like nature incurred in the ordinary course of the Corporation's business;

viii. Liens imposed by Applicable Law that are incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers', warehousemen's, mechanics' landlords', materialmen's, employees', laborers', employers', suppliers', banks', builders', repairmen's and other like Liens;

ix. Purchase Money Security Interests and Capital Lease Obligations, provided that such Liens extend only to the property financed thereby and secure Permitted Indebtedness pursuant to paragraph iii of such definition;

x. Operating leases for a term of more than one year;

xi. All Liens agreed by the Investor from time to time;

xii. "Permitted Liens" as defined in the 363 Order (except item (d) in the definition of Permitted Liens, which shall not be a Permitted Lien hereunder); and

xiii. all Liens set forth in the title report on the Pony Creek property;

(zz) **"Person"** means any individual, sole proprietorship, partnership, firm, entity, joint venture, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, Governmental Authority, and where the context requires, any of the foregoing when they are acting as trustee, executor, administrator or other legal representative;

(aaa) **"Property"** means, with respect to a Person, any interest of such Person of any kind of property or asset, whether real, personal, or mixed, or tangible or intangible, including securities of or other interests in any other Person;

(bbb) **"Purchase Money Security Interest"** means a Lien created or assumed by the Corporation and/or a Subsidiary securing Indebtedness incurred to finance the unpaid acquisition price of personal Property by the Corporation and/or a Subsidiary (but, for certainty, excluding equity interests or in connection with an acquisition of any other Person or its Property) provided that in each case: (a) such Lien is created prior to, or concurrently with, the acquisition of such personal Property; (b) such Lien does not at any time encumber any Property other than the Property financed or refinanced (to the extent the principal amount is not increased) by such Indebtedness and proceeds thereof; (c) the amount of Indebtedness secured thereby is not increased subsequent to such acquisition; and (d) the principal amount of Indebtedness secured by any such Lien at no time exceeds 100% of the original acquisition price of such personal Property at the time it was acquired;

(ccc) **"Purchase Notice"** has the meaning set forth in Article VI, Section B(11)(b)iii;

(ddd) **"Redemption Amount"** means an amount in cash per Preferred Share equal to the Face Value together with all accrued and unpaid Cumulative Dividends thereon to the applicable Redemption Date;

(eee) **"Redemption Date"** has the meaning set forth in Article VI, Section B(6)(b);

(fff) **"Redemption Notice"** has the meaning set forth in Article VI, Section B(6)(b);

(ggg) **"Regulatory Authority"** means:

i. any multinational or supranational body or organization, nation, government, state, province, country, territory, municipality, quasi-government, administrative, judicial or regulatory authority, agency, board, body, bureau, commission, instrumentality, court or tribunal or any political subdivision thereof, or any central bank (or similar monetary or regulatory authority) thereof, any taxing authority, any ministry or department or agency of any of the foregoing;

ii. any self-regulatory organization or stock exchange, including the TSX Venture Exchange;

iii. any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government; and

iv. any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of such entities or other bodies pursuant to the foregoing;

(hhh) **"RTO"** has the meaning ascribed to such term in the Securities Exchange Agreement;

(iii) **"ROFR Notice"** has the meaning set forth in Article VI, Section B(11)(a);

(jjj) **"Securities Exchange Agreement"** means the securities exchange agreement dated December 8, 2016 among Waterton Nevada Splitter, LLC, Clover Nevada II LLC, Carlin Opportunities Inc. and Winwell Ventures Inc.;

(kkk) **"Subject Securities"** means securities that are directly or indirectly convertible into or exchangeable, redeemable or exercisable for Common Shares;

(lll) **"Subsequent Offering"** means the issuance of Common Shares or Subject Securities by the Corporation other than pursuant to an Exempt Issuance;

(mmm) **"subsidiary"** means, with respect to a Person, at the time such determination is being made, any other Person controlled by such first Person, in each case, whether directly or indirectly;

(nnn) **"Tax Authority"** means the United States Internal Revenue Service, Canada Revenue Agency, and any other national, state, local, provincial, territorial or other Governmental Authority responsible for the administration, implementation, assessment, determination, enforcement, compliance, collection or other imposition of any Taxes;

(ooo) **"Tax Returns"** means any and all returns, reports, information, rebates or credits, elections, designations, schedules, filings or other documents (including any related or supporting information) relating to Taxes filed or required to be filed by any Tax Authority or pursuant to any applicable law relating to Taxes or in fact filed with any Tax Authority;

(ppp) **"Taxes"** includes any taxes, duties, fees, premiums, assessments, imposts, levies and other charges of any kind imposed by any Tax Authority, including all interest, penalties, fines or additions to tax imposed by any Governmental Authority in respect thereof, and including those levied on, or measured by, or referred to as, income, gross receipts, profits, capital, transfer, land transfer, sales, goods and services, harmonized sales, use, local, value-added, excise, stamp, withholding, business, franchising, property, development, occupancy, employer health, payroll, employment, health, social services, education and social security taxes and all employment insurance, health insurance and Canada pension plan premiums or contributions;

(qqq) **"Third Party Offer"** has the meaning set out in Article VI, Section B(11)(a);

(rrr) **"Trading Day"** means a day on which the Exchange is open for the transaction of business;

2. Cumulative Dividends. The holders of the Preferred Shares, in priority to the rights of holders of shares of other classes of stock of the Corporation, shall be entitled to receive and the Corporation shall pay thereon, as and when declared by the board of directors of the Corporation out of the assets of the Corporation properly applicable to the payment of dividends, preferential cumulative cash dividends (collectively, "***Cumulative Dividends***") at a fixed rate per annum equal to 7.5%, on a simple and not compounded basis. Such dividends shall be payable no later than the Maturity Date or such earlier date on which the Face Value of the Preferred Shares becomes due and payable, and the Cumulative Dividends shall accrue and be cumulative from the date of issue of the Preferred Shares. The holders of the Preferred Shares shall be entitled to participate *pari passu* with the Common Shares in any dividends other than or in excess of the Cumulative Dividends herein provided.

3. Dividends Preferential. Except with the consent in writing of the holders of all of the Preferred Shares then outstanding, no dividend shall at any time be declared and paid on or set apart for payment on any other class of stock of the Corporation in any financial year unless and until the accrued Cumulative Dividends on all of the Preferred Shares outstanding have been declared and paid or set apart for payment.

4. No Voting Rights. Except as expressly provided for in the Act, the holders of the Preferred Shares shall not be entitled to receive notice of or to attend any meeting of the shareholders of the Corporation and shall not be entitled to vote at any such meeting.

5. Conversion Right.

(a) The holders of the Preferred Shares shall have the right from time to time on or prior to the Maturity Date, to convert all or any part of the Preferred Shares (provided, for certainty, that the number of Preferred Shares shall be a whole number of Preferred Shares and not a fraction of a Preferred Share) into Common Shares (the "***Conversion Right***") by providing the Corporation with not less than five Business Days prior written notice (a "***Conversion Notice***") of the exercise of Conversion Rights, which Conversion Notice shall set forth

the number of Preferred Shares to be converted into Common Shares pursuant thereto and the date on which such Preferred Shares are to be converted (the "***Conversion Date***"). The number of Common Shares to be issued pursuant to the Conversion Right shall be equal to the sum of the Face Value of the Preferred Shares set forth in the Conversion Notice together with the accrued and unpaid Cumulative Dividends thereon to the Conversion Date divided by the Conversion Price in effect as of the close of business on the Business Day immediately preceding the Conversion Date. Notwithstanding the foregoing, the Investor may only exercise the Conversion Right with respect to such number of Preferred Shares from time to time as would not exceed the Conversion Cap.

(b) A holder of Preferred Shares exercising its Conversion Right shall surrender the certificate or certificates representing such Preferred Shares to the Corporation's transfer agent (or at the registered office of the Corporation if it serves as its own transfer agent) concurrently with delivery of the Conversion Notice. On the Conversion Date, the Corporation shall issue to such holder, at the expense of the Corporation: (i) a certificate representing the number of Common Shares issuable pursuant to Article VI, Section B(5)(a) (for certainty, after giving effect to the Conversion Cap, if applicable); and (ii) if applicable, a new certificate for the balance of the Preferred Shares.

6. Redemption Rights.

(a) On the Maturity Date, subject to the Act, the Corporation shall be required to redeem the Preferred Shares for an amount equal to the Redemption Amount.

(b) Subject to the Act, at any time and from time to time prior to the Maturity Date, the Corporation shall be entitled to redeem all or any part of the Preferred Shares (provided, for certainty, that the number of Preferred Shares shall be a whole number of Preferred Shares and not a fraction of a Preferred Share) for the Redemption Amount by providing the holders of the Preferred Shares not less than 15 Business Days prior written notice (a "***Redemption Notice***") of the Corporation's intention to redeem the Preferred Shares, which Redemption Notice shall set forth the number of Preferred Shares to be so redeemed and the proposed redemption date (the "***Redemption Date***") which date shall be not less than 15 Business Days following the date on which the holders of Preferred Shares receive the Redemption Notice. Upon receiving the Redemption Notice, a holder of Preferred Shares will have 10 Business Days to deliver a Conversion Notice to exercise its Conversion Right with respect to all or any portion (subject, in the case of the Investor, to the Conversion Cap) of the Preferred Shares subject to such Redemption Notice, in which case such Preferred Shares shall not be redeemed but shall be converted into Common Shares in accordance with the Conversion Right. If a holder of Preferred Shares does not deliver a Conversion Notice within the aforesaid 10 Business Day period, then such holder shall be deemed not to have its exercised its Conversion Rights with respect to such Preferred Shares and they shall be redeemed in accordance with the Redemption Notice.

Notwithstanding the foregoing, the maximum number of Preferred Shares held by the Investor with respect to which the Corporation may deliver a Redemption Notice from time to time shall not exceed the maximum number of Preferred Shares with respect to which the Investor may exercise Conversion Rights at such time, giving effect to the Conversion Cap. At the request of the Corporation, the Investor shall provide the Corporation with the number of Common Shares held by the Investor and its affiliates.

(c) Any Redemption Notice to be given or delivered hereunder shall be in writing and shall be deemed to have been given when delivered personally to the shareholder or sent by email or another electronic form addressed to the shareholder at the shareholder's address as it appears on the records of the Corporation, or in the event of the address of any such shareholder not so appearing then to the last known address of such shareholder; provided, however, that accidental failure to give any such notice to one or more of such shareholders shall not affect the validity of such redemption.

(d) On or after the Redemption Date, the Corporation shall pay or cause to be paid to or to the order of the registered holders of the Preferred Shares to be redeemed their respective Redemption Amounts on presentation and surrender of the certificates representing the Preferred Shares called for redemption at the registered office of the Corporation or any other place or places designated in the Redemption Notice. If a part only of the shares represented by any certificate is redeemed, a new certificate for the balance shall be issued at the expense of the Corporation. Subject to the provisions of Article VI, Section B(6)(e),on and after the Redemption Date specified in the applicable Redemption Notice, the Preferred Shares called for redemption shall cease to be entitled to dividends and the holders thereof shall not be entitled to exercise any of the rights of shareholders in respect thereof unless payment of the Redemption Amount shall not be made in full upon presentation of certificates in accordance with the foregoing provisions, in which case the rights of the shareholders shall remain unaffected.

(e) The Corporation shall have the right at any time after the sending of a Redemption Notice to deposit the Redemption Amount for the shares so called for redemption or of such of the said shares represented by certificates as have not at the date of such deposit been surrendered by the holders thereof in connection with such redemption to a special account in a specified chartered bank or a specified trust company in Canada or the United States or the trust account of a reputable law firm in Canada or the United States, named in such Redemption Notice, to be paid without interest to or to the order of the respective holders of such Preferred Shares called for redemption upon presentation and surrender to such bank or trust company of the certificates representing the same. Upon such deposit being made or upon the Redemption Date, whichever is the later, the Preferred Shares in respect whereof such deposit shall have been made shall be deemed to be redeemed and all rights of the holders thereof after such deposit or such Redemption Date, as the case may be, shall be limited to receiving without interest their

proportionate parts of the total Redemption Amounts so deposited, against presentation and surrender of the said certificates held by them respectively. Any interest allowed on any such deposit shall belong to the Corporation. Redemption moneys that are represented by a check which has not been presented to the Corporation's bankers for payment or that otherwise remain unclaimed (including moneys held on deposit to a special account as provided for above) for a period of one year from the applicable Redemption Date shall be forfeited to the Corporation.

(f) If part only of the Preferred Shares is at any time to be redeemed, the shares to be so redeemed shall be selected *pro rata* (disregarding fractions) from among the holders of record thereof as at the Redemption Date, or in such other manner as the board of directors of the Corporation acting in good faith may by resolution determine.

(g) Notwithstanding Article VI, Section B(6)(f), if at any time the Investor wishes to sell all or any part of the Preferred Shares then held by it to a Person other than an affiliate of the Investor, the Investor shall provide notice to the Corporation of such proposed sale at least 20 Business Days prior to the proposed closing date of such sale, which notice shall then set forth the name and address of the proposed purchaser (unless restricted by a confidentiality requirement), the number of Preferred Shares proposed to be sold and the proposed purchase price per Preferred Share. Upon receiving such notice, the Corporation shall then have 15 Business Days to privately place such Preferred Shares to a third-party investor on terms no less favourable to the Investor than those terms, including the price and closing date, set forth in the aforesaid notice. In the event that the Corporation fails to complete the private placement of Preferred Shares, then the Investor may sell or transfer the Preferred Shares that were the subject of the applicable notice of sale without any restriction or limitation.

(h) Notwithstanding anything to the contrary in this Article VI, Section B(6), the Corporation shall not be entitled to send a Redemption Notice or otherwise redeem the Preferred Shares for less than the Change of Control Redemption Amount at any time at or following which either the Corporation or a third party has publicly announced any agreement, bid, offer, transaction or other steps or arrangement which would, if completed, result in a Change of Control Transaction and the provisions of Article VI, Section B(7)(a) shall prevail; provided, however, that if the Corporation or third party, as applicable, publicly announces that the agreement, bid, offer, transaction or other steps or arrangement in respect of such Change of Control Transaction has been terminated or abandoned, then (provided no other Change of Control Transaction has been publicly announced or is pending) the provisions of Article VI, Section B(6)(b) shall again apply.

7. Change of Control and Other Transactions.

(a) Upon the occurrence of a Change of Control Transaction, any holder of Preferred Shares may, at its option, require the Corporation to redeem all or part of the Preferred Shares held by such holder upon payment for each share to be so redeemed of the Change of Control Redemption Amount. Any holder of Preferred Shares to be redeemed pursuant to this Article VI, Section B(7) shall surrender the certificate or certificates representing such Preferred Shares at the registered office of the Corporation accompanied by a notice in writing signed by such holder requiring the Corporation to redeem all or a specified number of the Preferred Shares represented thereby within 30 Business Days of the closing of the Change of Control Transaction. As soon as is practicable following receipt of such notice, the Corporation shall pay or cause to be paid to or to the order of the registered holders of such Preferred Shares to be so redeemed the aggregate Change of Control Redemption Amount. If a part only of the Preferred Shares represented by any certificate is redeemed, a new certificate for the balance shall be issued at the expense of the Corporation.

(b) If and whenever at any time, there is a reclassification of the Common Shares or a capital reorganization of the Corporation other than as described in Article VI, Section B(9)(a) or a consolidation, amalgamation, arrangement or merger of the Corporation with or into any other body corporate, trust, partnership or other entity, or a sale or conveyance of the Property of the Corporation as an entirety or substantially as an entirety to any other body corporate, trust, partnership or other entity, any holder of Preferred Shares who has not exercised its rights under Article VI, Sections B(5) or B(7)(a) prior to the effective date of such reclassification, capital reorganization, consolidation, amalgamation, arrangement or merger, sale or conveyance, upon the exercise of such right thereafter, shall be entitled to receive upon exercise of its Conversion Rights and shall accept, in lieu of the number of Common Shares that prior to such effective date such holder of Preferred Shares would have been entitled to receive, the number of shares or other securities or Property of the Corporation or of the body corporate, trust, partnership or other entity resulting from such merger, amalgamation or consolidation, or to which such sale or conveyance may be made, as the case may be, that such holder of Preferred Shares would have been entitled to receive on such reclassification, capital reorganization, consolidation, amalgamation, arrangement or merger, sale or conveyance, if, on the effective date thereof, as the case may be, such holder of Preferred Shares had been the registered holder of the number of Common Shares to which prior to such effective date it was entitled to acquire upon the exercise of its Conversion Rights. The holders of Preferred Shares may request, to give effect to or to evidence the provisions of this Article VI, Section B(7)(b), the Corporation, its successor, or such purchasing body corporate, partnership, trust or other entity, as the case may be, shall, prior to or contemporaneously with any such reclassification, capital reorganization, consolidation, amalgamation, arrangement, merger, sale or conveyance, amend its constating documents or enter into such agreements or arrangements as necessary to provide, to the extent possible, for the application of the provisions set forth in these

Preferred Share terms with respect to the rights and interests thereafter of the holders of Preferred Shares to the end that the provisions set forth herein shall thereafter correspondingly be made applicable, as nearly as may reasonably be, with respect to any shares, other securities or Property to which a holder of Preferred Shares is entitled on the exercise of its Conversion Rights thereafter.

8. Participation on Liquidation, Dissolution or Winding-Up. In the event of a Liquidation Event or other distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs, the holders of the Preferred Shares shall be entitled to receive from the assets of the Corporation in priority to any distribution to the holders of shares of any other class of stock of the Corporation the Liquidation Value per Preferred Share held by them respectively, but such holders of Preferred Shares shall not be entitled to participate any further in the Property of the Corporation.

9. Adjustment of Conversion Price.

(a) If at any time the Corporation shall: (i) subdivide, re-divide or change its outstanding Common Shares into a greater number of Common Shares; (ii) reduce, combine or consolidate its outstanding Common Shares into a smaller number of Common Shares; or (iii) issue Common Shares or securities exchangeable for, or convertible into, Common Shares to all or substantially all of the holders of Common Shares by way of a stock dividend or other distribution, the Conversion Price in effect on the effective date of such subdivision, re-division, change, reduction, combination, consolidation or on the record date of such distribution, as the case may be, shall in the case of the events referred to in (i) or (iii) be decreased in proportion to the number of outstanding Common Shares resulting from such subdivision, re-division, change or distribution, or shall, in the case of the events referred to in (ii), be increased in proportion to the number of outstanding Common Shares resulting from such reduction, combination or consolidation. Such adjustment shall be made successively whenever any event referred to in this Article VI, Section B(9)(a) shall occur.

(b) In any case in which Article VI, Section B(9)(a) requires that any adjustment be made to the Conversion Price, no such adjustment shall be made if the holders of Preferred Shares receive, subject to any required stock exchange or regulatory approval, the rights, warrants or other securities referred to in Article VI, Section B(9)(a)in such kind and number as they would have received if they had been holders of Common Shares on the applicable record date or effective date, as the case may be, by virtue of their Conversion Rights having then been exercised into Common Shares at the Conversion Price in effect on the applicable record date or effective date, as the case may be.

(c) The Corporation covenants and agrees not to announce nor complete a Subsequent Offering during the period commencing on the Closing and ending six months thereafter where the subscription price with respect to such Subsequent Offering is less than 125% of the weighted average subscription price of all Financings completed principally with institutional investors and

accredited investors that are arm's length investors prior to the Closing, without the prior written consent of the Investor.

(d) No adjustment to the Conversion Price is required unless such adjustment would result in a change of at least 0.01 of a Common Share issuable upon Conversion of a Preferred Share, provided that any adjustments that, except for the provisions of this Article VI, Subsection B(9)(d), would otherwise have been required to be made, will be carried forward and taken into account in any subsequent adjustment.

(e) The adjustments provided for in this Article VI, Section B(9) are cumulative, and shall, in the case of adjustments to the Conversion Price, be computed to the nearest whole cent and shall apply to successive subdivisions, re-divisions, reductions, combinations, consolidations, distributions, issues or other events resulting in any adjustment under the provisions of this Article VI, Section B(9).

(f) Upon any adjustment of the Conversion Price pursuant to this Article VI, Section B(9), the Corporation shall promptly provide written notice to the holders of Preferred Shares setting forth the Conversion Price then in effect, along with reasonable detail to support the calculation thereof.

10. Covenants of the Corporation. Except with the consent in writing of the holders of a majority of Preferred Shares:

(a) The Corporation shall do or cause to be done all things necessary to preserve and keep in full force and effect its and its subsidiaries' corporate existence. Without limiting the generality of the forgoing, the Corporation shall not, and shall not permit its subsidiaries to, commit an act of bankruptcy, propose a compromise or arrangement to its creditors, petition for a receiving order in bankruptcy, take any proceeding with respect to a compromise or arrangement with its creditors, take any proceeding to have itself declared bankrupt or insolvent, take any proceeding to have a receiver appointed or any part of its assets or fail to promptly contest any steps, actions or proceedings taken by any other Person to effect any of the foregoing with respect to the Corporation or any of its subsidiaries.

(b) The Corporation shall provide to the holders of Preferred Shares:

i. within 60 days after the end of each quarterly fiscal period in each fiscal year of the Corporation, other than the last quarterly fiscal period of each such fiscal year, copies of: (A) an unaudited consolidated balance sheet of the Corporation, as at the end of such quarterly fiscal period and unaudited consolidated statements of income, cash flows and changes in shareholders' equity of the Corporation for such quarterly fiscal period and, in the case of the second and third quarters of any fiscal year, for the portion of the fiscal year ending with such quarter; and (B) an associated "management's discussion and analysis" prepared on a basis substantially

consistent with the requirements of Form 51-102F1 – *Management's Discussion and Analysis* of the Canadian Securities Administrators;

ii. within 60 days after the end of each quarterly fiscal period in each fiscal year of the Corporation, a written report concerning (A) the business and activities of the Corporation and its subsidiaries, and (B) the Mineral Rights, and all activities and occurrences with respect thereto during the preceding quarter and shall include a summary description of actions taken with respect to the Mineral Rights, a description of actual expenditures (as compared to the budgeted expenditures) and such other data and information requested by the holders of the Preferred Shares, with such quarterly fiscal report to be delivered in form and substance acceptable to the holders of the Preferred Shares, acting reasonably; and

iii. within 120 days after the end of each fiscal year of the Corporation, copies of: (A) an audited consolidated balance sheet of the Issuer as at the end of such fiscal year and audited consolidated statements of income, cash flows and changes in shareholders' equity of the Corporation for such fiscal year, together with the report of the Corporation's auditors thereon; and (B) an associated "management's discussion and analysis" prepared on a basis substantially consistent with the requirements of Form 51-102F1 – *Management's Discussion and Analysis* of the Canadian Securities Administrators,

and, in the case of the financial statements (the "***Financial Statements***") set forth above, all prepared in accordance with GAAP; provided, however, that in the event that the Corporation is a "reporting issuer" (or its equivalent) in any province or territory of Canada, the foregoing shall be deemed to have been provided to the holders of Preferred Shares if the Corporation complies with the requirements of National Instrument 51-102 – *Continuous Disclosure Obligations* and the documents required thereunder are filed on the System for Electronic Document Analysis and Retrieval (SEDAR) or any successor system thereto.

(c) The Corporation shall keep, and shall cause its subsidiaries to be kept, proper books of record and account on a consistent basis, in which full and correct entries (in all material respects) shall be made of all financial transactions and the Property and business of the Corporation and its subsidiaries in accordance with GAAP.

(d) The Corporation shall, and shall cause its subsidiaries to: (i) carry on and conduct its business, and keep, maintain and operate its Property, in accordance with all applicable laws, in all material respects; and (ii) observe and conform, in all material respects, to all Permits relative to any of its Property and all covenants, terms and conditions of all agreements upon or under which any of such Property is held.

(e) Without limiting the generality of Article VI, Section B(10)(d), the Corporation shall, and shall cause its subsidiaries to:

i. conduct all operations and maintain all Mineral Rights in material compliance with Environmental Laws and Environmental Permits, possess all Environmental Permits required to own, lease and operate each Mineral Right as business is conducted with respect to such Mineral Right from time to time;

ii. timely pay all amounts due under contracts, deeds, instruments, applicable laws or otherwise to keep all Permits and Mineral Rights in good standing, including, but not limited to, annual claim maintenance fees imposed by the United States Federal Bureau of Land Management, in relation to any of their Mineral Rights.

(f) Notwithstanding Article VI, Sections B(10)(d) and B(10)(e)ii, the Corporation may allow to lapse any Mineral Rights that its board of directors has in good faith determined is not material to the Corporation and its subsidiaries, taken as a whole, provided that promptly upon making such determination and at least 60 days prior to the date on which such Mineral Right would lapse the Corporation offers in writing to sell, assign or transfer such Mineral Right to the Investor for the sum of **CDN$10** together with the assumption by the Investor of the liabilities and obligations directly and primarily related to such Mineral Right and the Investor has not, within 10 Business Days of receipt of such written offer, accepted such offer in writing.

(g) The Corporation shall, and shall cause its subsidiaries to, file all Tax Returns required to be filed in any jurisdiction and shall pay and discharge all Taxes shown to be due and payable on such returns and all other Taxes imposed on them or any of their Property, assets, income or franchises, to the extent such Taxes have become due and payable that have or might become a Lien (other than a Permitted Lien) on Property of the Corporation or its Subsidiaries.

(h) The Corporation shall not, and shall not permit any of its subsidiaries to, directly or indirectly, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien (other than Permitted Liens) upon or with respect to any of their Property, now owned or hereafter acquired.

(i) The Corporation shall not, and shall not permit any of its subsidiaries to, directly or indirectly incur any Indebtedness (other than Permitted Indebtedness).

(j) The Corporation shall not, and shall not permit any of its subsidiaries to, enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of any affiliate of the Corporation, any affiliate or associate of any one or more of the Founders or any Person not dealing at arm's length with the Corporation or any one or

more Founders (each, an "***Affiliate Transaction***") involving aggregate consideration of US$400,000 per year for any Affiliate Transaction or series of related Affiliate Transactions, other than:

i. transactions on terms no less favorable to the Corporation or its subsidiary, as applicable, than could be obtained from a party dealing at arm's length;

ii. transactions consented to in writing by the Investor, provided that all material terms of such transaction were disclosed in writing to the Investor prior to it providing consent;

iii. employment arrangements and remuneration for the Founders or other officers and directors approved by the independent directors of the Corporation and in keeping with market norms for companies of similar size and in the same industry as the Corporation; or

iv. transactions between the Corporation and any subsidiary of the Corporation or between two or more subsidiaries of the Corporation.

(k) The Corporation shall not, and shall not permit any of its subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Corporation and its subsidiaries taken as a whole.

(l) The Corporation shall not grant or issue or agree to grant or issue any Common Shares or Subject Securities to any Founder or his associates or affiliates under or pursuant to any stock option plan, long-term incentive plan, short-term incentive plan or other securities based compensation plan or program (collectively, "***Incentive Plans***"), unless and until such Incentive Plan has been approved by not less than a majority of the holders of Common Shares present in person or by proxy at a meeting of holders of Common Shares or a consent resolution signed by the holders of Common Shares representing over 50% of the issued and outstanding Common Shares, and approved or accepted, as applicable, by the Exchange (if the Common Shares are then listed or quoted on an Exchange) and only for so long as such approvals of the applicable Incentive Plan remain effective under applicable laws.

(m) So long as the Investor and/or its affiliates beneficially own or control 33⅓% or more of the Preferred Shares issued on Closing, the Corporation will be obligated to inform the Investor in writing of its intention to sell, lease, exchange, transfer or otherwise dispose of any of its interests in any Mineral Rights that is not a sale of Minerals Rights to which Article VI, Section B(10)(n) applies. The Corporation shall provide the Investor with a written summary of the essential terms and conditions by which it is prepared to sell any specified interest in a Mineral Right (the "***Divesting Notice***"). Upon receipt of the Divesting Notice, the Investor will have a period of 20 Business

Days (the "***Divesting Notice Response Period***") to accept the offer to sell by the Corporation on the terms contained on the Divesting Notice. If the Investor has not accepted the terms during the Divesting Notice Response Period, and the Corporation has not during the Divesting Notice Response Period received a Third Party Offer, in which case the Corporation shall comply with the procedures set forth in Article VI, Sections B(11)(b), B(11)(c) and B(11)(d), below, *mutatis mutandis*, then the Corporation shall be permitted to sell its specified interest in the Mineral Rights to a third party for a period of 180 days from the date of the original Divesting Notice on the terms and conditions no less favourable to the Corporation than those contained in the Divesting Notice. If the Corporation wishes to amend the terms and conditions by which it is prepared to sell its specified interest in the Mineral Rights to terms that are less favourable to the Corporation, or if the Corporation does not complete the sale, lease, exchange, transfer or other disposition of Mineral Rights as contemplated in the Divesting Notice within 180 days of the date of the Divesting Notice, the Corporation shall issue a new Divesting Notice to the Investor in accordance with the terms outlined above.

(n) So long as the Investor and/or its affiliates beneficially own or control 33⅓% or more of the Preferred Shares issued on Closing, the Corporation shall not sell, lease, exchange, transfer or otherwise dispose of all or substantially all of its assets without the Investor's prior written consent, which will not be unreasonably withheld or delayed, and, prior to entering into any agreement or arrangement to sell, lease, exchange, transfer or otherwise dispose of all or substantially all of its assets, the Corporation shall comply with the procedures set forth in Article VI, Sections B(11)(b), B(11)(c) and B(11)(d), below, *mutatis mutandis*.

(o) The Corporation shall maintain its status as a Nevada corporation in accordance with applicable laws and shall not, without the prior written consent of the holders of the Preferred Shares then outstanding, continue into any other jurisdiction or otherwise change its corporate existence to other than that of a Nevada corporation. The Corporation shall remain at all times a domestic corporation within the meaning of Section 7701(a)(3)(C) of the United States Internal Revenue Code of 1986, as amended.

(p) So long as the Investor and/or its affiliates beneficially own or control 33⅓% or more of the Preferred Shares issued on Closing, the Corporation and its subsidiaries shall allow the Investor and its authorized representatives once per calendar year, upon two Business Days' prior written notice, to enter the premises of the Corporation and its subsidiaries in order to inspect their Properties, insurance and books of record and account (and make extracts therefrom), and permit the Investor and its authorized representatives prompt access to such Persons as the Investor may deem necessary or desirable for the purposes of inspecting or verifying any matters relating to any part of the Properties, insurance or books of record and account. Without limiting the generality of the foregoing, upon the request of the Investor, in connection

with such inspections, the Founders and senior officers, directors, managers and employees of the Corporation shall use their reasonable commercial efforts to make themselves available to the Investor and its authorized representatives to discuss, amongst other matters, past, current and future operations, budgets and financing plans.

(q) The Corporation shall, and shall cause its subsidiaries to, maintain insurance on all its Property with financially sound and reputable insurance companies or associations, including, without limitation, all-risk property insurance, comprehensive general liability insurance and business interruption insurance, in amounts and against risks that would be maintained by a reasonably prudent owner and operator of Property and businesses similar to those properties owned and businesses operated by the Corporation, and deliver to the holders of Preferred Shares, on their request, written summaries by the agents or underwriters of the insurance carried, together with the written undertaking of such agents or underwriters that no policy of insurance will be amended in any material respect, or cancelled, without 30 days' prior written notice being given to the holders of Preferred Shares.

(r) The Corporation shall immediately notify the holders of Preferred Shares upon becoming aware of any event or circumstance that would be reasonably likely to result in any litigation, dispute, arbitration or proceeding to which the Corporation or any of its subsidiaries would be a party, and concurrently advise the holders of Preferred Shares as to the steps currently being taken by it in response to the event or circumstance referred to above and as to the Corporation's future plans in respect of such event or circumstance, and from time to time provide the holders of Preferred Shares with all reasonable information requested by the holders of Preferred Shares concerning the status thereof.

(s) The Corporation shall, and shall cause its subsidiaries to, duly observe and comply with all of its obligations under any material contract, agreement, lease, indenture, instrument, deed or other agreement or understanding to which it is a party and shall forthwith advise the holders of Preferred Shares in writing of its receipt of any notices by any other party to any of the foregoing alleging any material default by the Corporation or any of its subsidiaries thereunder.

(t) So long as the Investor and/or its affiliates beneficially own or control 33⅓% or more of the Preferred Shares issued on Closing, the Corporation shall not permit any of its direct or indirect subsidiaries from issuing shares or other voting interests or participation rights to any Person other than the Corporation or a wholly-owned subsidiary of the Corporation. The Corporation shall at all times own or control 100% of the shares or other voting interests or participation rights of its subsidiaries (in fact or by title), provided, however, that the Corporation shall be permitted to sell an interest in a subsidiary or permit another company or Person to own or control shares

or voting interests or participation rights of such subsidiary as long as such subsidiary does not hold all or substantially all of the assets of the Corporation, and further provided that the Corporation shall provide the Investor with a Divesting Notice in respect of the proposed sale of an interest in a subsidiary of the Corporation in connection with such divestment. Upon receipt of the Divesting Notice, the Investor will have a period of 20 Business Days to accept the offer to sell by the Corporation on the terms contained on the Divesting Notice. If the Investor has not accepted the terms during the Divesting Notice Response Period, and the Corporation has not during the Divesting Notice Response Period received a Third Party Offer, in which case the Corporation shall comply with the procedures set forth in Article VI, Sections B(11)(b), B(11)(c) and B(11)(d), below, *mutatis mutandis*, then the Corporation shall be permitted to sell its specified interest in the subsidiary to a third party for a period of 180 days from the date of the original Divesting Notice on the terms and conditions no less favourable to the Corporation than those contained in the Divesting Notice. If the Corporation wishes to amend the terms and conditions by which it is prepared to sell its specified interest in the subsidiary to terms that are less favourable to the Corporation, or if the Corporation does not complete the sale as contemplated in the Divesting Notice within 180 days of the date of the Divesting Notice, the Corporation shall issue a new Divesting Notice to the Investor in accordance with the terms outlined above.

(u) The Corporation shall, and shall cause its subsidiaries to, duly and punctually pay and discharge its present and future debts, liabilities and obligations as they become due and payable.

(v) The Corporation shall not, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of the Corporation to perform its covenants under this Article VI, Section B(10).

11. Right of First Refusal.

(a) Subject to Article VI, Section B(10)(m), B(10) (t) and B(11)(e) if the Corporation shall have obtained an offer from one or more third party buyers (a "***Third Party Offer***") in respect of the sale, lease, exchange, transfer or other disposition of any Mineral Rights, in whole or in part, in any single transaction or series of related transactions, which offer the Corporation proposes to accept, the Corporation shall promptly provide written notice of such fact (the "***ROFR Notice***") to the Investor and offer to enter into such a transaction with the Investor.

(b) The ROFR Notice shall:

i. state that the Corporation has received a *bona fide* Third Party Offer, which offer the Corporation proposes to accept;

ii. be accompanied by a true and complete copy of the Third Party Offer, including, as applicable, unless restricted by a confidentiality agreement (provided, however, that, notwithstanding any confidentiality agreement, the ROFR Notice shall include the proposed consideration and complete and accurate summaries of the material terms of the Third Party Offer), a term sheet and substantially final agreement in respect of the Third Party Offer, including the proposed consideration;

iii. state that if the Investor wishes to enter into a transaction with the Corporation with respect to the subject matter of the Third Party Offer, the Investor must deliver written notice (a "***Purchase Notice***") to that effect to the Corporation within ten Business Days of receipt by the Investor of the ROFR Notice; and

iv. in the event that the consideration offered under the Third Party Offer includes consideration other than cash, a cash equivalent valuation of the non-cash consideration as follows:

1. if the non-cash consideration consists of securities that are listed on an established internationally recognized stock exchange or over-the-counter quotation service, a valuation to be calculated based on the volume weighted average trading price of such securities on the relevant stock exchange or quotation service for the 20 trading days ended at the close of business on the day prior to delivery of the ROFR Notice; and

2. if the non-cash consideration is not of the type specified in clause (1) above, a valuation mutually agreed with the Investor in consultation with one of Deloitte, Ernst & Young, KPMG or PricewaterhouseCoopers (or any successor to any of the foregoing firms) or another entity acceptable to the Investor, acting reasonably.

(c) The Investor shall have the right, exercisable by delivering a Purchase Notice to the Corporation within ten Business Days of receipt of the ROFR Notice, to accept the offer set forth in the ROFR Notice. If the consideration under the Third Party Offer includes non-cash consideration, the Investor will be deemed to have satisfied the requirement to match the price of the Third Party Offer if, in respect of the portion of the non-cash consideration, the Investor agrees to pay cash equal to the value of the consideration set forth in the valuation described in Article VI, Section B(11)(b)iv or agrees to deliver similar non-cash consideration to that of the Third Party Offer. Upon delivery of a Purchase Notice, the Corporation and the Investor shall promptly finalize and enter into a definitive agreement on materially the same terms and conditions as the Third Party Offer.

(d) If the Investor does not deliver a Purchase Notice within ten Business Days of receipt of the ROFR Notice, the Investor will be deemed to have declined the offer set forth in the ROFR Notice and, subject to the requirement in Article VI, Section B(10)(n) that the Investor approve the Third Party Offer and any other approvals required by applicable laws, the Corporation may proceed with the Third Party Offer; provided, however, that if the Corporation does not enter into a definitive agreement with the third party buyer within 30 days of the date of the ROFR Notice and/or if any of the material terms and conditions of the Third Party Offer, including, but not limited to the consideration thereunder, changes in any material respect, the provisions of this Article VI, Section B(11) shall again apply.

(e) The provisions of this Article VI, Section B(11) shall terminate and be of no further force or effect on the first day following the date on which the Investor and/or its affiliates ceases to beneficially own or control 33⅓% or more of the Preferred Shares issued on Closing.

ARTICLE VII

AMENDMENTS TO ARTICLES

Subject to any additional vote required by these Articles of Incorporation or bylaws, in furtherance and not in limitation of the powers conferred by the NRS.

ARTICLE VIII

SHAREHOLDER MEETINGS

Meetings of shareholders may be held within or without the State of Nevada, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Nevada at such place or places as may be designated from time to time by the Board or in the bylaws of the Corporation.

ARTICLE IX

LIMITATION OF LIABILITIES

To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. If the NRS or any other applicable law is amended to further eliminate or limit the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS as so amended or such other applicable laws.

Any amendment, repeal or modification of the foregoing provisions of this Article IX by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such amendment, repeal or modification.

ARTICLE X

INDEMNIFICATION

The following indemnification provisions shall apply to the Persons enumerated below.

A. Right to Indemnification of Directors and Officers.

The Corporation shall indemnify and hold harmless, to the fullest extent permitted by the NRS as it presently exists or may hereafter be amended, any Person (an "***Indemnified Person***") who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "***Proceeding***"), by reason of the fact that such Person, or a Person for whom such Person is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans (collectively, "***Another Enterprise***"), against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such Indemnified Person in such Proceeding. The Corporation shall be required to indemnify an Indemnified Person in connection with a Proceeding (or part thereof) commenced by such Indemnified Person only if the commencement of such Proceeding (or part thereof) by the Indemnified Person was authorized in advance by the Board.

B. Advancement of Expenses of Directors.

The Corporation shall pay the expenses (including attorneys' fees) incurred by a Person in defending any Proceeding in advance of its final disposition by reason of the fact that such Person, or a Person for whom such Person is the legal representative, is or was a director of the Corporation or, while a director of the Corporation, is or was serving at the request of the Corporation as a director of Another Enterprise (a "***Director Indemnified Person***"); provided, however, that (i) such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Director Indemnified Person to repay all amounts advanced if it should ultimately be determined that the Director Indemnified Person is not entitled to be indemnified under this Article X or otherwise and (ii) this Article X, Section B shall not be deemed to apply to directors who are or were officers, employees or agents of the Corporation or Another Enterprise, which Persons shall be subject to Article X, Section E below.

C. Claims by Directors and Officers.

If a claim for indemnification by an Indemnified Person or advancement of expenses by a Director Indemnified Person under this Article X is not paid in full within 90 days after a written claim therefor by the Indemnified Person or Director Indemnified Person, as applicable, has been received by the Corporation, the Indemnified Person or Director Indemnified Person, as applicable, may file suit to recover the unpaid amount of such

claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Indemnified Person or Director Indemnified Person, as applicable, is not entitled to the requested indemnification or advancement of expenses under these Articles of Incorporation.

D. Indemnification of Employees and Agents.

The Corporation may indemnify and advance expenses to any Person who was or is made or is threatened to be made or is otherwise involved in any Proceeding by reason of the fact that such Person, or a Person for whom such Person is the legal representative, is or was a non-director or non-officer employee or agent of the Corporation or, while a non-director or non-officer employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of Another Enterprise against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such Person in connection with such Proceeding. The ultimate determination of entitlement to indemnification of Persons who are non-director or non-officer employees or agents shall be made in such manner as is determined by the Board in its sole discretion. Notwithstanding the foregoing sentence, the Corporation shall not be required to indemnify a Person in connection with a Proceeding initiated by such Person if the Proceeding was not authorized in advance by the Board.

E. Advancement of Expenses of Officers, Employees and Agents.

The Corporation may pay the expenses (including attorneys' fees) incurred by an officer, employee or agent in defending any Proceeding in advance of its final disposition on such terms and conditions as may be determined by the Board; provided, however, that such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the officer, employee or agent to repay all amounts advanced if it should ultimately be determined that the officer, employee or agent is not entitled to be indemnified under this Article X or otherwise.

F. Non-Exclusivity of Rights.

The rights conferred on any Person by this Article X shall not be exclusive of any other rights which such Person may have or hereafter acquire under any statute, provision of these Articles of Incorporation or the bylaws of the Corporation, agreement, vote of shareholders or disinterested directors or otherwise.

G. Insurance.

The Board may, to the full extent permitted by the NRS as it presently exists, or may hereafter be amended from time to time, authorize an appropriate officer or officers to purchase and maintain at the Corporation's expense insurance: (a) to indemnify the Corporation for any obligation which it incurs as a result of the indemnification of directors, officers, agents and employees under the provisions of this Article X; and (b) to indemnify or insure directors, officers, agents and employees against liability in instances in which they may not otherwise be indemnified by the Corporation under the provisions of this Article X.

H. Amendment or Repeal.

The rights to indemnification and advancement of expenses conferred upon any current or former director or officer of the Corporation pursuant to this Article X (whether by reason of the fact that such person is or was a director or officer of the Corporation, or while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of Another Enterprise) shall be contract rights, shall vest when such person becomes a director or officer of the Corporation, and shall continue as vested contract rights even if such person ceases to be a director or officer of the Corporation. Any amendment, repeal or modification of, or adoption of any provision inconsistent with, this Article X (or any provision hereof) shall not adversely affect any right to indemnification or advancement of expenses granted to any person pursuant hereto with respect to any act or omission of such person occurring prior to the time of such amendment, repeal, modification or adoption (regardless of whether the Proceeding relating to such acts or omissions, or any proceeding relating to such person's rights to indemnification or to advancement of expenses, is commenced before or after the time of such amendment, repeal, modification or adoption), and any such amendment, repeal, modification or adoption that would adversely affect such person's rights to indemnification or advancement of expenses hereunder shall be ineffective as to such person, except with respect to any threatened, pending or completed Proceeding that relates to or arises from (and only to the extent such Proceeding relates to or arises from) any act or omission of such person occurring after the effective time of such amendment, repeal, modification or adoption. The rights provided hereunder shall inure to the benefit of any Indemnified Person and such person's heirs, executors and administrators.

I. Exceptions to Right of Indemnification.

Notwithstanding any provision in this Article X to the contrary, the Corporation shall not be obligated to make any indemnity in connection with any claim made against an Indemnified Person (including, but not limited to, advancement of expenses under Section E of this Article X):

1. for an accounting of profits made from the purchase and sale (or sale and purchase) by an Indemnified Person of securities of the Corporation within the meaning of Section 16(b) of the Securities Exchange Act of 1934, as amended, or similar provisions of state statutory law or common law; and

2. in connection with any proceeding (or any part of any proceeding) initiated by an Indemnified Person, including any proceeding (or any part of any proceeding) initiated by an Indemnified Person against the Corporation or any of its directors, officers, employees or other Indemnified Persons, unless (i) the Board authorized the proceeding (or the relevant part of any proceeding) prior to its initiation or (ii) the Corporation provides the indemnification, in its sole discretion, pursuant to the powers vested in the Corporation under applicable law.